UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): July 13, 2015

BOOKS-A-MILLION, INC.
(Exact Name of Registrant as Specified in Charter)

Delaware	0-20664	63-0798460
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

402 Industrial Lane Birmingham, Alabama		35211
(Address of Principal Executive Offices)		(Zip Code)

(205) 942-3737
(Registrant’s telephone number, including area code)

Not applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425).
☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)).
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01.          Entry into a Material Definitive Agreement.

Agreement and Plan of Merger

On July 13, 2015, Books-A-Million, Inc (the “Company”) entered into an Agreement and Plan of Merger (the “Merger Agreement”), by and among the Company, Family Acquisition Holdings, Inc., a Delaware corporation (“Parent”), and Family Merger Sub, Inc., a Delaware corporation (“Sub”) providing for the merger of Sub with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly-owned subsidiary of Parent.  Parent was formed by Clyde B. Anderson, Executive Chairman of the Company, and certain family members and related parties of Mr. Anderson (the “Family Shareholders”), who currently own approximately 57.6% of the Company’s outstanding shares of Common Stock.

At the effective time of the Merger, each issued and outstanding share of the Company (other than shares owned by the Company, Parent (which will include at the effective time all shares currently held by the Family Shareholders and may include shares owned by certain members of the Company’s management), Sub and holders who have properly exercised dissenters’ rights under Delaware law) will be converted into the right to receive $3.25 per share, in cash, without interest and subject to any withholding taxes (the “Merger Consideration”).

The board of directors of the Company (other than directors who are Family Shareholders, who recused themselves from the vote of the board), acting upon the unanimous recommendation of a special committee consisting of disinterested and independent directors (the “Special Committee”), unanimously (i) determined that the Merger Agreement and the Merger were fair to and in the best interests of the Company and its shareholders (other than the Family Shareholders), (ii) approved the Merger Agreement and the Merger, and (iii) resolved to recommend that the Company’s shareholders vote for the adoption of the Merger Agreement.

Shareholders of the Company will be asked to vote on the adoption of the Merger Agreement at a special shareholders meeting that will be held on a date to be announced.  Under Delaware law and the Company’s Certificate of Incorporation, shares representing at least a majority of the Company’s outstanding voting power must be voted for the adoption of the Merger Agreement (the “Company Shareholder Approval”).  In addition, the closing of the Merger is subject to a condition that the Merger Agreement be adopted by the affirmative vote of the holders of at least a majority of all outstanding common shares not held by the Family Shareholders, by any director or executive officer of the Company, or by any other party entering into a “Rollover Agreement” with Parent (the “Majority of the Minority Shareholder Approval”).

Each party’s obligation to consummate the Merger is also subject to certain other conditions, including (i) the absence of any legal restraint with respect to the transactions contemplated by the Merger Agreement, (ii) confirmation of a drawdown of funds under the Company’s credit agreement and delivery of a customary solvency opinion, (iii) the accuracy of the other party’s representations and warranties contained in the Merger Agreement (subject to certain qualifiers, as applicable) and (iv) the other party’s compliance in all material respects with its covenants and agreements contained in the Merger Agreement. Parent’s obligation to close is also conditioned on the absence of dissenting shareholders above a 10% threshold.  The Company has made customary representations and warranties and covenants in the Merger Agreement.

The Company is subject to customary “no-shop” restrictions on its ability to solicit alternative acquisition proposals from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals.  Notwithstanding these restrictions, prior to the Company Shareholder Approval and the Majority of the Minority Shareholder Approval, the “no-shop” provision is subject to a customary “fiduciary-out” provision that allows the Company, under certain circumstances and in compliance with certain procedures, to provide information to and participate in discussions and engage in negotiations with third parties with respect to an alternative acquisition proposal that the board of directors determines (acting through the Special Committee) is reasonably likely to result in a Superior Proposal (as defined in the Merger Agreement).  In addition, prior to the Company Shareholder Approval and the Majority of the Minority Shareholder Approval, the board may change its recommendation with respect to the Merger in response to an Intervening Event (as defined in the Merger Agreement) if the Special Committee determines in good faith, after consultation with counsel, that the failure to do so would be inconsistent with the Board’s fiduciary duties under applicable law.

The Merger Agreement contains certain termination rights for both the Company and Parent and further provides that upon the termination of the Agreement under certain circumstances, the Company will be required to reimburse Parent for transaction expenses up to a maximum of $1.0 million.  Subject to certain limitations, either party may terminate the Merger Agreement if the Merger is not consummated by November 30, 2015.

Voting Agreement

In connection with the execution of the Merger Agreement, Parent, the Family Shareholders and the Company have entered into a Voting Agreement, dated as of the date of the Merger Agreement (the “Voting Agreement”).  On the terms and conditions set forth in the Voting Agreement, the Family Shareholders have agreed to vote all of the common shares over which they have voting power (representing in the aggregate 57.6% of the Company’s total outstanding voting power as of April 6, 2015) for the adoption of the Merger Agreement.

The foregoing descriptions of the Merger Agreement and the Voting Agreement are qualified in their entirety by the full text of such agreements, copies of which are filed as exhibits to this Current Report on Form 8-K and are incorporated herein by reference.

Rollover Agreements

In connection with the execution of the Merger Agreement, the Family Shareholders entered into a Rollover Agreement, dated as of the date of the Merger Agreement, with Parent (the “Rollover Agreement”).  Pursuant to the Rollover Agreement, the Family Shareholders will, immediately prior to the effective time of the Merger, contribute all of their Company common shares (the “Rolled Shares”) to Parent in exchange for equity interests in Parent.  Certain members of the management of the Company (the “Management Rollover Shareholders”) may enter into a Rollover Agreement with Parent (the “Management Rollover Agreement”).  Pursuant to each Management Rollover Agreement, the Management Rollover Shareholders would, immediately prior to the effective time of the Merger, contribute all or a portion of their Company common shares and restricted common shares (the “Rolled Shares”) to Parent in exchange for equity interests in Parent.  The Company is not a party to the Rollover Agreement and will not be a party to any Management Rollover Agreement.

Financing

The transaction will be financed through a combination of the contributions of the Company shares owned by the Family Shareholders and the Management Rollover Shareholders and borrowings under the Company’s existing credit facilities.

The foregoing description of the Merger Agreement attached hereto as Exhibit 2.1 and the other exhibits to this Current Report on Form 8-K furnished herewith are intended to provide information regarding the terms of the Merger Agreement, and are not intended to modify or supplement any factual disclosures about the Company in its public reports filed with the U.S. Securities and Exchange Commission (the “SEC”). In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the Company or any of its subsidiaries or affiliates.  The Merger Agreement contains representations and warranties by the Company, Parent and Sub, which were made only for purposes of that agreement and as of specified dates. The representations, warranties and covenants in the Merger Agreement were made solely for the benefit of the parties to the Merger Agreement, may be subject to limitations agreed upon by the contracting parties, including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Merger Agreement instead of establishing these matters as facts, and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors. In addition, information concerning the subject matter of the representations, warranties and covenants may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in the Company’s public disclosures. Moreover, the descriptions of the Merger Agreement and the other agreements described above do not purport to describe all of the terms of such agreements.

On July 13, 2015, the Company issued a press release announcing the proposed Merger. A copy of the press release is filed as Exhibit 99.1 hereto and is incorporated by reference herein.

Item 5.03           Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On July 13, 2015, the board of directors (the “Board”) of the Company amended and restated the Company’s Bylaws to add as a new Article VII a forum selection provision identifying Delaware as the exclusive forum for the adjudication of certain intra-corporate disputes.  The adoption of the forum selection provision is effective as of July 13, 2015. The foregoing description is qualified in its entirety by reference to the Amended and Restated Bylaws, a copy of which is attached hereto as Exhibit 3.1 and incorporated herein by reference.

The Board believes that the foregoing change is in the best interests of the Company and its shareholders, and specifically that the forum selection provision is advisable in light of the substantial expenses associated with litigation which would unnecessarily place a strain on the Company’s financial resources and divert management time and attention.  In addition, the forum selection provision protects the Company against having to defend potentially concurrent multi-jurisdictional litigation in non-Delaware courts that would subject the Company to, among other things, the risk of conflicting outcomes and the potential of litigating in inconvenient forums or before judges with limited experience with Delaware corporate law. Accordingly, the Board believes this provision advances the goals of reducing expensive multi-forum litigation and having disputes resolved efficiently and consistently by a single designated forum.

Additional Information and Where to Find It

This filing may be deemed to be solicitation material in respect of the proposed acquisition of the Company by the Family Members and their respective affiliates.  In connection with the proposed Merger, the Company will file with the Securities and Exchange Commission (the “SEC”) and furnish to the Company’s shareholders a proxy statement and other relevant documents. This filing does not constitute a solicitation of any vote or approval. BEFORE MAKING ANY VOTING DECISION, THE COMPANY’S SHAREHOLDERS ARE URGED TO READ THE PROXY STATEMENT IN ITS ENTIRETY WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors will be able to obtain a free copy of the proxy statement, when available, and other relevant documents filed by the Company with the SEC at the SEC’s website at http://www.sec.gov. In addition, investors may obtain a free copy of the proxy statement, when available, and other relevant documents from the Company’s website at http://www.booksamillioninc.com or by directing a request to: Books-A-Million, Inc., Attn: Investor Relations, (205) 942-3737.

Participants in the Solicitation

The Company and its directors, executive officers and certain other members of management and employees of the Company may be deemed to be “participants” in the solicitation of proxies from the shareholders of the Company in connection with the proposed Merger.  Information regarding the interests of the persons who may, under the rules of the SEC, be considered participants in the solicitation of the shareholders of the Company in connection with the proposed Merger, which may be different than those of the Company’s shareholders generally, will be set forth in the proxy statement and the other relevant documents to be filed with the SEC. Shareholders can find information about the Company and its directors and executive officers and their ownership of the Company’s common stock in the Company’s definitive proxy statement for its most recent annual meeting of shareholders, which was filed with the SEC on May 1, 2015, and in Forms 4 of directors and executive officers filed with the SEC subsequent to that date.

Forward-Looking Statements

Statements in this Current Report on Form 8-K and the exhibits furnished or filed herewith that relate to future results and events are forward-looking statements based on the Company’s current expectations. Actual results and events in future periods may differ materially from those expressed or implied by these forward-looking statements because of a number of risks, uncertainties and other factors.  All statements other than statements of historical fact, including statements containing the words “estimates,” “believes,” “anticipates,” “plans,” “expects,” “will,” and similar expressions, are statements that could be deemed forward-looking statements. Risks, uncertainties and other factors include, but are not limited to: (i) the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement; (ii) the inability to complete the proposed Merger due to the failure to obtain shareholder approval for the proposed Merger or the failure to satisfy other conditions to completion of the proposed Merger; (iii) the failure of the proposed Merger to close for any other reason; (iv) risks related to disruption of management’s attention from the Company’s ongoing business operations due to the transaction; (v) the outcome of any legal proceedings, regulatory proceedings or enforcement matters that may be instituted against the Company and others relating to the Merger Agreement; (vi) the risk that the pendency of the proposed Merger disrupts current plans and operations and the potential difficulties in employee retention as a result of the pendency of the proposed Merger; (vii) the effect of the announcement of the proposed Merger on the Company’s relationships with its customers, operating results and business generally; and (viii) the amount of the costs, fees, expenses and charges related to the proposed Merger. Consider these factors carefully in evaluating the forward-looking statements. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth in the Company’s Annual Report on Form 10–K for the fiscal year ended January 31, 2015, which was filed with the SEC on April 17, 2015, under the heading “Item 1A. Risk Factors,” and in subsequently filed Forms 10-Q and 8-K.  The forward-looking statements represent the Company’s views as of the date on which such statements were made and the Company undertakes no obligation to publicly update such forward-looking statements.

Item 9.01.          Financial Statements and Exhibits.

(d) Exhibits

The following exhibits are filed in accordance with the provisions of Item 601 of Regulation S-K:

Exhibit No.	Exhibit Description
2.1*
Agreement and Plan of Merger, dated as of July 13, 2015, by and among Books-A-Million, Inc., Family Acquisition Holdings, Inc., a Delaware corporation and Family Merger Sub, Inc., a Delaware corporation.

3.1	Amended and Restated Bylaws of Books-A-Million, Inc.
10.1	Voting Agreement, dated as of July 13, 2015, by and among Books-A-Million, Inc., Family Acquisition Holdings, Inc. and the shareholders listed on the signature pages thereto.
99.1	Press Release issued by Books-A-Million, Inc., dated July 13, 2015

* Schedules and exhibits omitted pursuant to Item 601(b)(2) of Regulation S-K. The Company agrees to furnish supplementally a copy of any omitted schedule or exhibit to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BOOKS-A-MILLION, INC.

	By:	/s/ Terrance G. Finley
	Name:	Terrance G. Finley
	Title:	President and Chief Executive Officer

Date: July 13, 2015

INDEX TO EXHIBITS

Exhibit No.	Exhibit Description
2.1*
Agreement and Plan of Merger, dated as of July 13, 2015, by and among Books-A-Million, Inc., Family Acquisition Holdings, Inc., a Delaware corporation and Family Merger Sub, Inc., a Delaware corporation.

3.1	Amended and Restated Bylaws of Books-A-Million, Inc.
10.1	Voting Agreement, dated as of July 13, 2015, by and among Books-A-Million, Inc., Family Acquisition Holdings, Inc. and the shareholders listed on the signature pages thereto.
99.1	Press Release issued by Books-A-Million, Inc., dated July 13, 2015